UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

THERAPY CELLS, INC.

Commission File Number: 333-149978

1810 E. SAHARA AVE, STE 1454 LAS VEGAS NV 89104 (702) 666-8570

Common Stock

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       .   Rule 12g-4(a)(1)

       .   Rule 12g-4(a)(2)

   X .   Rule 12h-3(b)(1)(i)

       .   Rule 12h-3(b)(1)(ii)

       .   Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 22

Pursuant to the requirements of the Securities Exchange Act of 1934, THERAPY CELLS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 29, 2012

/s/ Christopher Glover

By: Christopher Glover, CEO